Exhibit 8.1

February 26, 2024

SL Green Realty Corp.
One Vanderbilt Avenue
New York, New York 10017

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax matters with respect to SL Green Realty Corp. (the “Company”) in connection with the Form S-3 registration statement of the Company, to be filed with the Securities and Exchange Commission (the “SEC”) on or about February 26, 2024 (the “Registration Statement”).

The opinions expressed below are based, in part, upon (i) various assumptions and factual representations set forth in the Registration Statement (including the prospectus relating thereto), in registration statements on Forms S-11 and S-3 previously filed by the Company with the SEC and in a letter delivered to us by the Company today (the “Representation Letter”), and (ii) our review of such other documents as we have considered necessary or appropriate as a basis for rendering this opinion. We have not made any independent investigation of the facts set forth in any of these documents. We are not, however, aware of any material facts or circumstances contrary to or inconsistent with the representations we have relied upon as described herein or other assumptions set forth herein. We have assumed that (i) all representations made in the Representation Letter to the best of the knowledge of any person are true, correct and complete as if made without such qualification and (ii) no action will be taken by the Company that is inconsistent with the Company's status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for any period prior or subsequent to the date hereof. The opinions expressed below are also based upon the Code, the Treasury Regulations promulgated thereunder (including temporary and proposed regulations) and existing administrative and judicial interpretations thereof (including private letter rulings issued by the Internal Revenue Service (the “IRS”), which are not binding on the IRS except with respect to a taxpayer receiving such a ruling), all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

Greenberg Traurig, LLP | Attorneys at Law

One Vanderbilt Avenue | New York, New York 10017 | T +1 212.801.9200 | F +1 212.801.6400

Based on the foregoing, we are of the opinion that:

(i)          Commencing with the Company’s taxable year ended December 31, 2012, the Company was organized and has been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(ii)         The statements contained in the Registration Statement under the caption “Material United States Federal Income Tax Considerations” that describe applicable U.S. federal income tax law and legal conclusions with respect thereto are correct in all material respects as of the date hereof.

We express no opinion with respect to the transactions described herein or in the Registration Statement other than those opinions expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend upon the Company's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto for any taxable year.

This opinion letter is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the references to our name in connection with the material discussed in the Registration Statement under the captions “Material United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Greenberg Traurig, LLP

2